EXHIBIT 1 TO SCHEDULE 13D


                          SECURITIES PURCHASE AGREEMENT



         SECURITIES PURCHASE AGREEMENT (the "Agreement") dated as of March 23, 1998, between Fuel-Tech N.V., a Netherlands Antilles limited liability company (the "Company" or "FTNV"), and the purchasers set forth on the signature page hereto (each, a Purchaser, and collectively, the "Purchasers").

         WHEREAS, the Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $0.01 per share (the "FTNV Stock"), of which, as of January 30, 1998, 12,548,380 are validly issued and outstanding, fully paid and nonassessable;

         WHEREAS, as of January 30, 1998, the Company has an additional 3,780,795 shares of FTNV Stock subject to issuance upon exercise of options, warrants and the Company's Nil Coupon Non-Redeemable Perpetual Loan Notes;

         WHEREAS, the Board of Directors of the Company has authorized, subject to approval by the Company's shareholders, (i) an increase in the Company's authorized capital stock to 40,000,000 shares of FTNV Stock, (ii) the issuance of an additional 4,750,000 shares of FTNV Stock for delivery to Purchasers as set forth in Schedule I hereto (the "Purchaser Stock") and (iii) the issuance of Purchaser warrants exercisable for an aggregate of 3,000,000 shares of FTNV Stock for delivery to Purchasers as set forth in Schedule I hereto (the
"Purchaser  Warrants",   and  together  with  Purchaser  Stock,  the  "Purchaser
Shares");

     WHEREAS, concurrently with the purchase of the Purchaser Shares by Purchasers, among other things, (i) the Company and each of the Purchasers are entering into (a) a Shareholders Agreement, substantially in the form attached hereto as Exhibit A (the "Shareholders Agreement"), (b) a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement") and (c) the Purchaser Warrants, substantially in the form attached hereto as Exhibit C, (ii) Fuel Tech, Inc., a Massachusetts corporation and a wholly-owned subsidiary of the Company ("FTI"), pursuant to a purchase agreement by and among FTI, Nalco FT, Inc. ("Nalco FT"), a Delaware corporation, and Nalco Chemical Company ("Nalco Chemical"), a Delaware corporation for the limited purposes set forth therein (the "Purchase and Sale Agreement"), is acquiring (the "NFT Acquisition") the remaining 50% interest (the "NFT Interest") in Nalco Fuel Tech, a Delaware general partnership, that FTI does not currently own, (iii) in connection with the NFT Acquisition, (a) each of the Purchasers is entering into a pledge agreement with Nalco FT (collectively, the "Bailey Pledge Agreements"), pursuant to which the Purchaser Shares will be pledged to Nalco FT and certain related




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Sale Agreement and related  documents,  and (b) FTNV and FTI are entering into a pledge agreement (the "FTI/FTNV Pledge Agreement") and FTI is entering into a security agreement with Nalco FT (the "Security Agreement") pursuant to which certain securities and assets will be pledged to Nalco FT and certain related parties to secure certain obligations of FTI and the Purchasers under the Purchase and Sale Agreement and related documents, and (iv) American Bailey
Corporation,   a  Delaware  corporation,   certain  shareholders  of  which  are
Purchasers hereunder, is entering into a Management Services Agreement with FTI and FTNV (the "Management Services Agreement"), the consummation of each of the
foregoing   of  which  shall  occur   substantially   simultaneously   with  the
consummation of the transactions contemplated hereby. Capitalized terms used but not defined herein shall have the respective meaning set forth in the Purchase and Sale Agreement.

         NOW, THEREFORE, in consideration of and subject to each of the representations, warranties, covenants and agreements contained herein, the Company and Purchasers hereby agree as follows:

I.    THE PURCHASER SHARES

         1.1. Purchase and Sale of Purchaser Shares. Subject to the terms and conditions herein set forth, the Company hereby agrees to sell to the Purchasers, and Purchasers agree to purchase from the Company (the "Purchase"), the Purchaser Shares, for an aggregate purchase price of $3,350,000 (the "Purchase Price"). The Company will sell, assign, transfer, convey and deliver to the Purchasers, at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois, 60603, (i) stock certificates evidencing an aggregate of 4,750,000 shares of FTNV Stock, and (ii) Purchaser Warrants exercisable for an aggregate of 3,000,000 shares of FTNV Stock, each registered in each of the Purchaser's names and representing such number of shares and warrants as is set forth on Schedule I hereto, against payment of the Purchase Price therefor by wire transfer of immediately available funds to an account designated by the Company prior to the Closing Date (as defined in Section 1.2).

         1.2. Closing Date. The closing of the sale and purchase of the Purchaser Shares (the "Closing") shall take place at (i) the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois, 60603, at 9:00 a.m., local time, on April 30, 1998; provided, that if all of the conditions to Closing shall not have been satisfied or waived by such time, the Closing shall take place as promptly as practicable after all of the conditions to each party's obligations have been satisfied or waived, or (ii) at such other time and place as the parties may agree. The date on which the closing occurs is herein referred to as the "Closing Date."






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II.   PURCHASER'S REPRESENTATIONS AND WARRANTIES

         Each of the Purchasers represents and warrants to FTNV, as follows:

         2.1. Authority. Each Purchaser has the authority to enter into and perform this Agreement and the Shareholders Agreement, the Registration Rights Agreement, the Purchaser Warrants and the Bailey Pledge Agreements (collectively, the "Purchaser Ancillary Documents") and to consummate the transactions contemplated hereby and thereby and this Agreement and the Purchaser Ancillary Documents constitute valid and binding obligations of each Purchaser, enforceable against each Purchaser in accordance with their respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies).

         2.2. Brokers. All negotiations relative to this Agreement and the Purchaser Ancillary Documents and the transactions contemplated hereby and thereby have been carried on by the Purchasers directly with the Company and without the intervention of any other person, either as a result of any act of the Purchasers or otherwise to the knowledge of the Purchasers, in such manner as to give rise to any valid claim against any of the parties for a finder's fee, brokerage commission or other like payment.

         2.3. Governmental Consents. No consent, approval or authorization of any governmental authority or any other third party is required in connection with the execution and delivery of this Agreement or the Purchaser Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for any applicable requirements relating to the Registration Rights Agreement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Act"), the Securities Exchange Act of 1934, as amended (the " 1934 Act"), state or "Blue Sky" laws and the National Association of Securities Dealers Automated Quotations Systems.

         2.4. Purchase for Investment, etc. Each Purchaser is acquiring the Purchaser Shares for its own account as principal, with no view to any resale or distribution of any of the Purchaser Shares or any beneficial ownership in the Purchaser Shares, and each Purchaser has no present intent, agreement or understanding to sell, pledge or otherwise dispose of the Purchaser Shares or any beneficial interest in the Purchaser Shares to any other person or entity, other than as provided by the terms of the Bailey Pledge Agreements. Each Purchaser understands that the Purchaser Stock has not been registered under the Act or applicable state securities laws, and therefore the Purchaser Shares may not be sold or otherwise transferred unless registered under the Act and any applicable state securities laws or unless an exemption from such registration is available; and these securities are also subject to, and the transfer of these securities is restricted by, the terms of the Bailey Pledge Agreements and the Shareholders Agreement. The



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undersigned (i) is either knowledgeable with respect to the financial,  business and tax aspects of ownership of the Purchaser Stock or has been represented by such a knowledgeable person in connection herewith and (ii) can bear the economic risk of an Investment in the Purchaser Stock, including the complete loss thereof.

         2.5. Litigation. There are no actions, proceedings pending or to the knowledge of any Purchaser, threatened against any Purchaser that could prevent or hinder the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents.

III.  REPRESENTATIONS AND WARRANTIES OF FTNV

         FTNV represents and warrants to Purchasers as follows:

         3.1. Corporate Authority. The respective Boards of Directors of FTNV and FTI have duly approved this Agreement, the Purchase and Sale Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Purchaser Warrants, the FTI/FTNV Pledge Agreement, the Security Agreement, the Nalco Administrative Services Agreement, the Fuel Chem Agreement, the Sublease Agreement, the Mutual Release and the Management Services Agreement (collectively, the "Seller Ancillary Documents") to which they are a party, and the transactions contemplated hereby and thereby, and have authorized the execution and delivery by FTNV, FTI and the Joint Venture of this Agreement and the Seller Ancillary Documents to which they are a party, and, subject to the shareholder approvals contemplated by Section 6.1(a) of this Agreement, the transactions contemplated hereby and thereby constitute the valid and binding obligations of FTNV, FTI and the Joint Venture, as the case may be, enforceable against FTNV, FTI, the Joint Venture, as the case may be, in accordance with their respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies).

         3.2. Organization. Each of FTNV, FTI, Fuel Tech Europe, Ltd. ("FTE") and Platinum Plus, Inc. ("PPI", and together with FTE, the "Wholly-Owned Subsidiaries"), Nalco Fuel Tech, a Delaware general partnership (the "Joint Venture"), Nalco FT Holdings, N.V., a Netherlands Antilles limited liability company ("FT Holdings"), Nalco Fuel Tech, B.V., a Netherlands Antilles limited liability company ("FTBV"), Nalco Fuel Tech GmbH, a German limited liability company ("GmbH"), Nalco Fuel Tech, Ltd., a Canadian limited liability company ("NFT") and Nalco Fuel Tech Poland Sp.z o.o., a Polish limited liability company ("NFTP"; together with the Joint Venture, FT Holdings, FTBV, GmbH and NFT, collectively, the "Joint Venture Entities") is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all of the requisite power and authority to carry on its business as now





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conducted,  and each of FTNV, FTI, the  Wholly-Owned  Subsidiaries and the Joint
Venture Entities, is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of FTNV, FTI, any Wholly-Owned Subsidiary or any Joint Venture Entity (a "Material Adverse Effect").

         3.3.     Capitalization.  The capitalization is as follows:


                    (i) the authorized capital stock of FTNV consists of 20,000,000 shares of Common Stock, par value $0.01 per share, of which, as of January 30, 1998, 12,548,380 are validly issued and outstanding, fully paid and non-assessable. As of January 30, 1998, there are 3,780,795 additional shares of FTNV Common Stock subject to issuance upon exercise of options, warrants and FTNV's Nil Coupon NonRedeemable Perpetual Loan Notes. At the Closing Date (i) FTNV's authorized capital stock shall be increased to 40,000,000 shares of Common Stock, par value $.01 per share, (ii) an additional 4,750,000 shares of FTNV Common Stock shall be validly issued and outstanding for delivery to Purchasers and (iii) there shall be 3,000,000 additional shares of FTNV Common Stock subject to issuance upon exercise of the FTNV Warrants. Except for the Purchaser Warrants and except as set forth on Schedule 3.3(i) attached hereto, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from FTNV of any shares of its capital stock and FTNV is not a party or subject to any agreement or understanding which affects or relates to voting or giving of written consents with respect to its securities;

                    (ii) the authorized capital stock of FTI, the Wholly-Owned Subsidiaries and the Joint Venture Entities (other than the Joint Venture) and the number of issued and outstanding shares of such capital stock and the holders thereof are as set forth on Schedule 3.3(ii)(a) attached hereto. All of such shares of capital stock are validly issued and outstanding and are fully paid and non-assessable. Except pursuant to the terms of the FTI/FTNV Pledge Agreement, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from FTI, any Wholly-Owned Subsidiary or Joint Venture Entity of any shares of its capital stock and neither FTI, any Wholly-Owned Subsidiary nor Joint Venture Entity is a party or subject to any agreement or understanding which affects or relates to voting or giving of written consents with respect to any security of FTI, any Wholly-Owned Subsidiary or Joint Venture Entity; and

                    (iii) FTI owns a fifty percent (50%) partnership interest (the "Partnership Interest") in the Joint Venture, which is owned free and clear of liens other than the Joint Venture Agreement, dated as of December 21, 1989, as amended, between Nalco Chemical Company and FTNV, and the Partnership Agreement, dated as of January 31,






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1990, as amended, between Nalco FT and FTI. The Partnership Interest constitutes
50% of the partnership interests in the Joint Venture.

                    (iv) the outstanding shares of capital stock and other securities of each of FTNV, FTI, the Joint Venture Entities and the Wholly-Owned Subsidiaries have been issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended, and any relevant state securities laws or pursuant to valid exemptions therefrom.

         3.4. Subsidiaries. Other than as set forth on Schedule 3.4 attached hereto, none of FTNV, FTI, the Joint Venture Entities or the Wholly-Owned Subsidiaries owns or controls, directly or indirectly, any interest in any other person or entity.

         3.5. Charter Documents. The copies of the articles of organization or charter documents of FTNV, FTI, the Joint Venture Entities and the Wholly-Owned Subsidiaries and the by-laws of FTNV, FTI, the Joint Venture Entities and the Wholly-Owned Subsidiaries and, in each case, all amendments thereto, that have been delivered to Purchasers are complete and correct.

         3.6.     Financial Statements.

                    (i) the copies of the audited, consolidated balance sheet of FTNV as of December 31, 1996, certified by Ernst & Young LLP, certified public accountants, and its related statement of operations, shareholders equity, and cash flows for the year ended December 31, 1996, present fairly, in all material respects, the consolidated financial position of FTNV and its subsidiaries at that date and the consolidated results of their operations and their cash flows for such period, in conformity with accounting principles generally accepted in the United States ("U.S. GAAP") applied on a consistent basis;

                    (ii) the copies of the audited, consolidated balance sheet of FTNV as of December 31, 1997, certified by Ernst & Young LLP, certified public accountants (the "1997 FTNV Audited Financial Statements"), and its related statement of operations, shareholders equity, and cash flows for the year ended December 31, 1997, to be delivered to the Purchasers (A) will present fairly, in all material respects, the consolidated financial position of FTNV and its subsidiaries at that date and the consolidated results of their operations and their cash flows for such period, in conformity with U.S. GAAP applied on a consistent basis and (B) other than the inclusion of notes thereto, year-end closing and audit adjustments and as set forth on Schedule 3.6(ii), will not contain any changes from the 1997 FTNV Unaudited Financial Statements (as defined below) which could reasonably be expected to have a Material Adverse Effect;





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




     (iii) the copies of the unaudited, consolidated balance sheet of FTNV as of December 3 1, 1997, and related unaudited income statement for the period ended December 31, 1997 (the "FTNV Unaudited Financial Statements"), present fairly, in all material respects, the consolidated financial position of the Joint Venture and its subsidiaries at that date and the consolidated results of their operations and their cash flows for such period, in conformity with U.S. GAAP applied on a consistent basis, subject to the absence of notes thereto and year-end closing and audit adjustments;

                    (iv) the copies of the audited,  consolidated  balance sheet of the Joint Venture as of December 31, 1996, certified by Ernst & Young LLP, certified public accountants, and its related statement of operations, shareholders equity, and cash flows for the year ended December 31, 1996, present fairly, in all material respects, the consolidated financial position of the Joint Venture and its subsidiaries at that date and the consolidated results of their operations and their cash flows for such period, in conformity with accounting U.S. GAAP applied on a consistent basis; and

                    (v) the copies of the audited, consolidated balance sheet of the Joint Venture as of December 31, 1997, certified by Ernst & Young LLP, certified public accountants (the "1997 Joint Venture Audited Financial Statements"), and its related statement of operations, shareholders equity, and cash flows for the year ended December 31, 1997, present fairly, in all material respects, the consolidated financial position of the Joint Venture and its subsidiaries at that date and the consolidated results of their operations and their cash flows for such period, in conformity with accounting U.S. GAAP applied on a consistent basis.

         3.7. Tax Returns, Payments and Elections. Each of FTNV, FTI, the Wholly-Owned Subsidiaries and the Joint Venture Entities has filed all requisite tax returns. Each of FTNV, FTI, the Wholly-Owned Subsidiaries and the Joint Venture Entities has paid all taxes and other assessments due, except those contested by it in good faith and, except where the failure to do so would not have a Material Adverse Effect; the provision for taxes of such entities as shown in the most recently prepared financial statements described in Section
3.6 is reasonably adequate for taxes due or accrued as of the date thereof. Each of FTNV, FTI, the Wholly-Owned Subsidiaries and the Joint Venture Entities has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         3.8.  Absence  of  Undisclosed  Liabilities.  Except  as set  forth  in
Schedule 3.8 attached hereto and except as and to the extent reflected or reserved against in the





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



aforesaid most recently prepared balance sheets of FTNV or the Joint Venture and liabilities incurred in the ordinary course since the date of the latest balance sheet, neither FTNV nor the Joint Venture has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that could reasonably be expected to have a Material Adverse Effect.

         3.9. Absence of Certain Changes. Except as set forth in Schedule 3.9 attached hereto, since December 31, 1997, there has not been with respect to FTNV, FTI, the Wholly-Owned Subsidiaries or the Joint Venture Entities:

                    (i) any change in the assets, liabilities, financial condition or operating results from that reflected in the aforesaid most recently prepared financial statements, except changes in the ordinary course or business that could not be reasonably expected to have, in the aggregate, a Material Adverse Affect;

                    (ii) any declaration, setting aside or payment of dividends or other distribution in respect of its capital stock or joint venture interests as the case may be;

                    (iii) any change in the accounting methods, tax practices, policies or any tax election;

                    (iv)  any  incurrence  or  guarantee  of  indebtedness   for
borrowed money;

                    (v) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business (as such business is presently conducted);

                    (vi) any waiver of a material right or of a material debt owed;


                    (vii) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation, except in the ordinary course of business;

                    (viii) any material change or amendment to a material contract or arrangement by which any assets or property is bound or subject;

                    (ix) any material change in any compensation arrangement or agreement with any employee;

                    (x) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

                    (xi) any resignation or termination of employment of any key employee;






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                    (xii)  receipt  of notice  that there has been a loss of, or material order cancellation by, any major customer;

                    (xiii) except pursuant to the terms of the FTI/FTNV Pledge Agreement and the FTI Security Agreement, any mortgage, pledge, transfer of a security interest in, or lien created with respect to any material properties or assets, except liens for taxes not yet due or payable;

                    (xiv) any loan or guarantees made to or for the benefit of employees, officers, directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of business;

                    (xv) any other event or condition of any character that could reasonably be expected to cause a Material Adverse Effect; or

                    (xvi) any arrangement or commitment to do any of the things otherwise described in this Section 3.9.

         3.10. Title to Assets (Other than Patents and Trademarks); Absence of Liens and Encumbrances, etc. FTNV, FTI, the Wholly-Owned Subsidiaries and the Joint Venture Entities have good and marketable title to all of their respective properties and assets, real and personal (including those reflected in the balance sheets of December 31, 1997 but excluding patents and trademarks)) free and clear of any and all liens, claims, options, charges or encumbrances of any nature whatever, except (i) the liens of taxes not yet due and payable, (ii) such imperfections of title and encumbrances, if any, that could not reasonably be expected to have a Material Adverse Effect, (iii) such properties and assets, not material in amount, over which such entities have effective control, and
(iv) the liens created pursuant to the FTI/FTNV Pledge Agreement, the Security Agreement and the Purchaser Obligations (as defined in the Purchase and Sale Agreement). With respect to property and assets it leases, each of FTNV, FTI, the Joint Venture Entities and the Wholly-Owned Subsidiaries is in material compliance with such leases and holds a valid leasehold interest free and clear of any material liens, claims and encumbrances.

         3.11. Material Contracts. Except as set forth on Schedule 3.11 attached hereto, there are no agreements, understandings, instruments or contracts to which FTNV, FTI, the Wholly-Owned Subsidiaries or the Joint Venture Entities is a party that may involve:

                    (i) outstanding obligations of any such entity in excess of $350,000;

                    (ii) the license of any intellectual property (except for customers of the products or services of any such entity) to or from any such entity; or







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                    (iii)  provisions  restricting or affecting the development, manufacture or sale of the products or services of any such entity.

         3.12. Properties. Except as set forth on Schedule 3.12 attached hereto, none of FTNV, FTI, the Wholly-Owned Subsidiaries or the Joint Venture Entities owns or leases, and prior to the effective time of the Purchase, will own or lease any real property.

         3.13.  Governmental  and Third Party  Consents.  Except as set forth on
Schedule 3.13 attached hereto, no consent, approval or authorization of any governmental authority or any other third party is required in connection with the execution and delivery of this Agreement, the Seller Ancillary Documents and the transactions contemplated hereby and thereby, except for any applicable requirements relating to the Registration Rights Agreement under the Act, the 1934 Act, state or "Blue Sky" laws and the National Association of Securities Dealers Automated Quotations System ("NASDAQ").

         3.14.    Defaults.

                    (i) None of FTNV, FTI, the Wholly-Owned Subsidiaries or the Joint Venture Entities is in default under any of its respective articles of organization, bylaws, partnership agreement or any instrument or agreement, and no event has occurred and is continuing under the provisions of any such instrument or agreement that with the lapse of time or the giving of notice, or both, would constitute a default thereunder, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of such entities is in violation of any judgment, order, writ, injunction, decree, ordinance, statute, rule or regulation of any governmental authority which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    (ii) The execution and delivery by FTNV, FTI and the Joint Venture of this Agreement and the Seller Ancillary Documents to which it is a party does not, and the performance by FTNV, FTI and the Joint Venture of its respective obligations hereunder and thereto will not, violate any provisions of its respective articles of organization or by-laws or partnership agreement, or constitute a default under any other license, permit, constraint or agreement or any ordinance, statute, rule or regulation of any governmental authority to which any such entity, the Wholly-Owned Subsidiaries or any other Joint Venture Entity is a party or by which it or its respective assets may be bound which could reasonably be expected to have a Material Adverse Effect.

         3.15. Litigation. Except as set forth in Schedule 3.15 attached hereto, there is no litigation, proceeding or governmental investigation pending or threatened against or relating to:

                    (i) FTNV, FTI, the Wholly-Owned Subsidiaries or the Joint Venture Entities, respectively, or its respective properties or business, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

                    (ii) the transactions contemplated by the Agreement or the Seller Ancillary Documents; or

                    (iii) the directors, officers or employees of FTNV, FTI, the Wholly-Owned Subsidiaries or the Joint Venture Entities in reference to actions taken by them in such capacities, nor does any such entity know of any basis for any such litigation, proceeding or investigation; and there are no decrees, injunctions or orders of any court, governmental department or agency outstanding against it. There is no action, suit or proceeding by FTNV, FTI, the Wholly-Owned Subsidiaries or the Joint Venture Entities that such party intends to initiate.

         3.16. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by FTNV directly with Purchasers and without the intervention of any other person, either as a result of any act of FTNV or otherwise to the knowledge of FTNV, in such manner as to give rise to any valid claim against any of the parties for a finder's fee, brokerage commission or other like payment.

         3.17. Patents and Trademarks. Each of FTNV, FTI, the Wholly-Owned Subsidiaries and the Joint Venture Entities has sufficient title and ownership of, or right to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted, free and clear of any and all liens, except imperfections of title, and encumbrances, if any, that could not reasonably be expected to have a Material Adverse Effect, without any conflict with or infringement of the rights of others, and none of such entities has received any communications alleging that such party has violated, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person (it being understood that none of FTNV, FTI, the Wholly-Owned Subsidiaries or the Joint Venture Entities is authorized to practice sorbent injection with Orimulsion(TM) in coal fired plants).

         3.18. Permits. Each of FTNV, FTI, the Wholly-Owned Subsidiaries and the Joint Venture Entities has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could reasonably be expected to cause a Material Adverse Effect; and none of such entities is in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

         3.19. Environmental and Safety Laws. Neither FTNV, FTI, the Wholly-Owned Subsidiaries nor the Joint Venture Entities is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety where the failure to comply with such statute, law or regulation could reasonably be expected to have a Material Adverse Effect.

         3.20. Labor Agreements and Actions. Neither FTNV, FTI, the Wholly Owned Subsidiaries nor the Joint Venture Entities is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of any such entity; there is no strike or other labor dispute involving any such entity pending or threatened that could reasonably be expected to have a Material Adverse Effect; nor is any such entity aware of any labor organization activity involving its employees.

         3.21. Insurance. Each of FTNV, FTI, the Wholly-Owned Subsidiaries or the Joint Venture Entities has in full force and effect fire and casualty insurance policies and products liability insurance in amounts customary for companies similarly situated. Schedule 3.21 attached hereto sets forth a description of each such insurance policy (including the carrier's name and policy number) maintained by or on behalf of each such entity.

         3.22. Employee Benefit Plans. Except as set forth in Schedule 3.22, none of FTNV, FTI, the Wholly-Owned Subsidiaries or the Joint Venture Entities has any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

         3.23. SEC Filings. FTNV has complied, in all material respects, with all reporting requirements of the Securities Exchange Act of 1934, as amended.

         3.24. Valid Issuance of Purchaser Shares. Subject to the approval by the shareholders of FTNV of the amendment to FTNV's articles of organization contemplated by Section 6.1(a)(ii) and the filing with and acceptance of such amendment by the government of the Netherlands Antilles, (a) the Purchaser Shares that are being purchased by the Purchasers hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders Agreement, the Bailey Pledge Agreements and under applicable state and federal securities laws (b) the FTNV Stock issuable upon exercise of the Purchaser Warrants purchased under this Agreement will be duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Articles of Organization of the Company, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders Agreement, the Bailey Pledge Agreements and under applicable state and federal securities laws.

     3.25. Offering. Subject to the truth and accuracy of each Purchaser's representations set forth in Article II of this Agreement, the offer, sale and issuance of the Purchaser Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

IV.   OBLIGATIONS PRIOR AND SUBSEQUENT TO THE CLOSING

         4.1. Conduct of Business. FTNV covenants and agrees that except as expressly provided by this Agreement or as otherwise consented to by the Purchasers, after the date hereof and prior to the Closing, it shall not, and it shall cause FTI and the Wholly-Owned Subsidiaries and shall, to the extent permitted by the organizational documents of the Joint Venture, use reasonable efforts to cause the Joint Venture Entities, not to take any action which would cause FTNV, FTI, the Wholly-Owned Subsidiaries or the Joint Venture Entities, as the case may be, to act other than in the ordinary course of business, and to preserve the assets, business and relationships of such entities with material customers, suppliers and others having material business relationship with such entities.

         4.2. Consents, Additional Agreements. Subject to the terms and conditions set forth herein, each of the parties hereto shall cooperate with the other party and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including:

                    (i) using all reasonable efforts to remove any legal impediment to the consummation of such transactions; and

                    (ii) using all reasonable efforts to obtain all necessary waivers, consents and approvals of third parties and governmental bodies referred to in Sections 2.3 and 3.13, and to effect all necessary filings.

         4.3. Access to Information. From the date hereof to the Closing, FTNV shall, and shall cause FTI and the Wholly-Owned Subsidiaries to, and the extent permitted by the organizational documents of the Joint Venture, use reasonable efforts to cause the Joint Venture Entities, to afford Purchasers access, at all reasonable times, to the officers, employees, agents, properties, books and records of such entity, and shall furnish Purchasers with all existing financial, operating and other data and information relating to such entity as Purchasers may reasonably request, provided that nothing herein will obligate any such entity to take any actions that would unreasonably disrupt the normal course of their business or to violate the terms of any contract to which any of them is a party or to which any of their assets are subject.

V.    INDEMNIFICATION

         5.1. Purchaser's Indemnity. The Purchasers agree, jointly and severally, to indemnify, defend and hold harmless FTNV and its officers, directors and employees from and against any and all claims, liabilities, losses, damages and expenses, including reasonable fees and disbursements of counsel (collectively, "Losses"), related to or arising out of any of the following:


                  (a) Any inaccuracy in or any breach or any representation or warranty made by any of the Purchasers in this Agreement or in any Purchaser Ancillary Document; or

                  (b) Any breach by any of the Purchasers of any covenant of the Purchasers in this Agreement or in any Purchaser Ancillary Document.

         5.2.     Indemnity of FTNV.

                  (a) FTNV agrees to indemnify, defend and hold harmless each Purchaser as follows:

                    (i) If there is any claim, liability, loss or damage related to or arising out of any inaccuracy or breach of the representations and warranties regarding the most recent audited balance sheets of FTNV and the Joint Venture made by FTNV in Section in 3.6 of this Agreement which relates in any way to the "current assets" (as such term is utilized under U.S. GAAP) or any "liability" (as such term is utilized under U.S. GAAP) set forth on such balance sheets, then each Purchaser shall be entitled to be indemnified and paid a dollar amount equal to the result of (x) the percentage of the outstanding FTNV Common Stock owned by such Purchaser multiplied by (y) the quotient of (I) the total amount of such claim, liability, loss or damage, but excluding related fees and expenses, including attorneys fees and expenses, to FTNV, the Wholly Owned Subsidiary or the Joint Venture Entity (the "Quantified Loss") divided by
(II) the result of one (1) minus the percentage of the outstanding FTNV Common Stock owned by such Purchaser at the time such Quantified Loss was incurred (provided that if the breach which gave rise to the Quantified Loss is also covered by a similar representation or warranty made by Nalco FT or Nalco Chemical to FTI pursuant to the Purchase and Sale Agreement, then the Quantified Loss shall be reduced by fifty percent (50%)). For purposes of this Agreement, shares of FTNV Common Stock "owned" by a Purchaser shall not include shares obtainable pursuant to the Purchaser Warrants or pursuant to the exercise of any other option held by such Purchaser at the time the relevant loss is incurred.

     (ii) If there are any drawings made by or on behalf of the Polish Customer on or before March 31, 1998 (or, if extended or replaced by mutual agreement of FTI and Nalco FT under Section 10.2(d) of the Purchase and Sale Agreement, on or before such extended or replaced expiration date) under the SG Letter of Credit (as extended or replaced), then each Purchaser shall be entitled to be indemnified and paid a dollar amount equal to the result of (x) the percentage of the outstanding FTNV Common Stock owned by such Purchaser multiplied by (y) fifty percent (50%) of the quotient of (I) the aggregate amount of such drawings (the "Drawings") divided by (II) the result of one (1) minus the percentage of the outstanding FTNV Common Stock owned by such Purchaser at the time of such drawing; provided that in no case shall FTNV's aggregate liabilities to all Purchasers pursuant to this Section 5.2(a)(ii) exceed the lesser of (a) one-half (1/2) of the aggregate Drawings made under the SG Letter of Credit (as extended or replaced) and (b) one hundred fifty thousand dollars ($150,000).

                    (iii) If the Polish Customer shall fall to pay all or any portion of the Polish Customer Invoices, then each Purchaser shall be entitled to be indemnified and paid a dollar amount equal to the result of (x) the percentage of the outstanding FTNV Common Stock owned by such Purchaser multiplied by (y) fifty percent (50%) of the quotient of (I) the aggregate amount of such unpaid Polish Customer Invoices (the "Unpaid Invoices") divided by (II) the result of one (1) minus the percentage of the outstanding FTNV Common Stock owned by such Purchaser; provided that FTNV shall not be obligated to make any payment under this Section 5.5(a)(iii) until FTI shall have written off any unpaid amount of the Polish Customer Invoices in full (which write-off shall not occur prior to July 31, 1998); and, provided, further, that in no case shall FTNV's aggregate liability pursuant to this Section 5.2(a)(iii) exceed the lesser of (a) one-half (1/2) of the Unpaid Invoices as of the Closing Date and
(b) one hundred and fifty thousand dollars ($150,000).

                    (iv) If any Purchaser suffers any Loss relating to or arising out of any breach of any covenant made by FTNV in this Agreement or any Seller Ancillary Document, or any inaccuracy or breach of a representation or warranty made by FTNV in this Agreement or the Seller Ancillary Documents, which is not in each case covered by Sections 5.2(a)(i) - (iii), then such Purchaser shall be indemnified for such Loss by FTNV pursuant to this Section 5.2(a)(iv) and each such Purchaser's Loss shall be determined by calculating the diminution in value of the FTNV Common Stock held by such Purchaser directly as a result of such breach, without giving effect to any "gross up" similar to those set forth in Section 5.2(a)(i) - (iii).

                  (b) FTNV further agrees to indemnify and hold harmless, and to cause FTI to indemnify and hold harmless, each person who is a director of FTNV or FTI, as the case may be, at the request of the Purchasers against any Loss incurred in connection with any claims, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such to the fullest extent that FTNV or FTI, as the case may be, is permitted under applicable law and to advance expenses as incurred to the fullest extent permitted under applicable law.


         5.3. Limitations on Liability of Purchasers. Notwithstanding any other provision of this Agreement:

                  (a) FTNV shall have the right to payment by  Purchasers  under
Section 5.1 only if, and only to the extent that, FTNV shall have incurred as to all inaccuracies, breaches and claims indemnifiable Losses in excess of $75,000 in the aggregate;

                  (b) In no event shall Purchaser have any liability for special, speculative, indirect or consequential damages, including for lost profits;

                  (c) Each Purchaser shall have no liability to FTNV under or in connection with this Agreement, the Purchaser Ancillary Documents or the transactions contemplated hereby and thereby (including under any breach or inaccuracy of any representation or warranty or for any breach of any covenant or for any other reason), in an aggregate amount in excess of the then current market value of the Purchaser Shares held by such Purchaser, measured at the time that such breach of representation, warranty or covenant by the Purchaser occurred; and

                  (d) Each  Purchaser may elect to return  first,  the Purchaser
Shares  and  second,  the  FTNV  Warrants,   held  by  such  Purchaser  in  full
satisfaction of any claim by FTNV for indemnification.

         5.4. Limitations on Liability of FTNV. Notwithstanding any other provision of this Agreement:

                  (a) The Purchasers shall have the right to payment by FTNV under Section 5.2 only if, and only to the extent that, the Purchasers shall have incurred as to all inaccuracies, breaches and claims indemnifiable Losses in excess of $75,000 in the aggregate; provided, however, that the limitation set forth in this Section 5.4(a) shall not apply to Losses arising under Sections 5.2(a)(ii) or (a)(iii) of this Agreement.

                  (b) In no event shall FTNV have any liability for special, speculative, indirect or consequential damages, including for lost profits; and

                  (c) FTNV shall have no liability to the Purchasers under or in connection with this Agreement, the Seller Ancillary Documents or the transactions contemplated hereby and thereby (including under any breach or inaccuracy of any representation or warranty or for any breach of any covenant or for any other reason), in an aggregate amount in excess of the Purchase Price.

         5.5. Procedures for Indemnification. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it may seek indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled, or elects not, to assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which case the indemnifying party shall pay the fees and expenses of one (1) additional counsel. Purchasers will promptly indemnify FTNV if and to the extent it is finally determined that Purchasers are obligated to indemnify FTNV under this
Article V. FTNV will promptly indemnify Purchasers if and to the extent it is finally determined that FTNV is obligated to indemnify Purchasers under this
Article V.

         5.6. Polish Project Recoveries. If FTNV, any of the Wholly-Owned Subsidiaries or the Joint Venture Entities at any time receive payment (a "Polish Recovery") from or on behalf of (a) the Polish Customer of any amounts for which FTNV has made an indemnification payment to any Purchaser under
Section 5.2(a)(ii) or (iii), or (b) Amerex Industries, Inc. (or any of its affiliates), the contractor on the project with the Polish Customer, representing damages or settlement proceeds arising out of its failure to perform such contract, then and in either such event such Purchaser shall promptly pay over to FTNV an amount equal to (i) the result of (x) the amount of such indemnity payments previously made to such Purchaser times (y) (i) the Recovery (net of out-of-pocket expenses of recovery incurred by FTNV, such Wholly-Owned Subsidiary or such Joint Venture Entity) divided by (ii) the amount of the Drawings and/or the Unpaid Invoices in respect of which such indemnity payments were previously made.

VI.    CONDITIONS TO THE PURCHASE

         6.1. Conditions to the Obligations of Each Party. The obligations of Purchasers and FTNV to consummate the purchase of the Purchaser Shares are subject to the satisfaction of the following conditions:

                  (a) the shareholders of FTNV, at an extraordinary general meeting, shall have approved, adopted and elected, as the case may be, in accordance with the laws of the Netherlands Antilles and its articles of organization, the following:

                    (i)  this  Agreement,   the  Shareholders   Agreement,   the
Registration Rights Agreement and the Warrants and the transactions contemplated hereby,

                    (ii) an amendment to the articles of organization of FTNV to increase the number of authorized shares of FTNV Common Stock to 40,000,000; and

                    (iii) an amendment to FTNV's Incentive Plan or the adoption of a substantially similar plan to provide for an increase in the percentage of outstanding shares of FTNV Stock available for option grants to 12.5% of all outstanding shares of FTNV Stock;

                  (b) FTNV shall have received all requisite approvals from NASDAQ;

                  (c) FTI, Nalco FT, Inc. and Nalco Chemical Company shall have entered into the Purchase and Sale Agreement which shall constitute the valid and binding obligation of each party thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principals governing the availability of equitable remedies);

                  (d) no temporary restraining order or preliminary or permanent injunction or other order by any United States federal or state court or Netherlands Antilles court preventing consummation of the transactions contemplated hereby, by the Purchase and Sale Agreement, the Purchaser Ancillary Documents or the Seller Ancillary Documents shall have been issued and continuing in effect; and such transaction shall not have been prohibited under any applicable United States or Netherlands Antilles law or regulation;

                  (e) Each of FTNV and the Purchasers shall be reasonably satisfied that this Agreement, the Purchase and Sale Agreement, the Purchase Ancillary Documents and the Seller Ancillary Documents and the transactions contemplated thereby and hereby, shall not (i) impair FTI's loss carryforwards under U.S. tax law or

(ii) constitute a default, or otherwise cause an acceleration of indebtedness, under FTNV's Nil Coupon Perpetual Loan Notes; and

                  (f) the transactions contemplated by the Purchase and Sale Agreement shall close simultaneously with the Closing.

VII.   CONDITIONS TO THE OBLIGATIONS OF PURCHASERS

         7.1. Condition to the Obligations of Purchasers. The obligations of Purchasers to consummate the purchase of the Purchaser Shares are subject to the satisfaction of the following further conditions:

     (i) each of the representations and warranties of FTNV set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and Purchasers shall have received a certificate of the Chief Financial Officer of FTNV to such effect;

                    (ii) FTNV shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the effective time of the closing of the purchase of the Purchaser Shares and Purchasers shall have received a certificate of the Chief Financial Officer of FTNV to that effect;

                    (iii) FTNV shall have delivered to Purchasers the 1997 FTNV Audited Financial Statements and the 1997 Joint Venture Audited Financial Statements, certified in each case by Ernst & Young LLP, certified public accountants;

                    (iv) FTNV, FTI and the Joint Venture shall have entered into the Seller Ancillary Documents to which they are a party, which shall constitute the valid and binding obligation of each party thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principals governing the availability of equitable remedies);

                    (v) American Bailey Corporation, FTNV and FTI shall have entered into that certain Management Services Agreement substantially in the form of Exhibit D, which shall constitute the valid and binding obligation of each party thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principals governing the availability of equitable remedies);

                    (vi) FTNV shall have furnished Purchasers with certified resolutions of its Board of Directors and its shareholders authorizing the transactions contemplated by this Agreement, certified by FTNV's Corporate Secretary and a certificate from a duly qualified Netherlands Antilles notary certifying as to the authenticity of FTNV's Articles and its good standing; and

                    (vii) FTNV shall have furnished to Purchasers an opinion of FTNV's general counsel, dated as of the Closing Date, substantially in the form of Exhibit E.

VIII.  CONDITIONS TO THE OBLIGATIONS OF FTNV

         8.1. Conditions to the Obligations of FTNV. The obligations of FTNV to consummate the purchase of the Purchaser Shares are subject to the satisfaction of the following further conditions:

                    (i) each of the representations and warranties of Purchasers set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), FTNV shall have received certificates of the Purchasers to such effect;

                    (ii) Purchasers shall have performed or compiled in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the effective time of the purchase of the Purchaser Shares and FTNV shall have received certificates of the Purchasers to that effect;

                    (iii) FTNV shall have received an opinion letter from Dominick & Dominick, Incorporated as to the fairness to the shareholders of FTNV of the transactions contemplated by this Agreement, the Purchase and Sale Agreement, the Purchaser Ancillary Documents and the Seller Ancillary Documents;

                    (iv) each of the Purchasers shall have entered into the Purchaser Ancillary Documents which shall constitute the valid and binding obligation of each party thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principals governing the availability of equitable remedies);

                    (v) each of the Purchasers shall have entered into the Bailey Pledge Agreements which shall constitute the valid and binding obligation of each party thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally, or principals governing the availability of equitable remedies);

                    (vi) FTNV shall have received a legal opinion from counsel to ABC, substantially in the form of Exhibit F.

IX.    ADDITIONAL AGREEMENTS

         9.1. Further Assurances. If at any time FTNV or Purchasers shall consider or be advised that any further assurance in law or other action is necessary or desirable, the proper officers and directors of FTNV and the Purchasers, respectively, shall be and they hereby are severally and fully authorized to deliver such assurances in law and take such other action as may be necessary or proper in the name of FTNV or Purchasers to carry out the purposes of this Agreement.

         9.2. Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties hereto of:

                    (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by such party in this Agreement to be materially untrue or inaccurate; or

                    (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with by it hereunder; provided, however, that delivery of any notice pursuant to this Section 9.2(ii) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         9.3. Termination and Abandonment. Anything herein to the contrary notwithstanding, this Agreement, the Purchaser Ancillary Documents and the Seller Ancillary Documents may be terminated and the transactions herein and therein contemplated may be abandoned at any time:

                  (a) by mutual consent of FTNV and Purchasers; or

                  (b) by FTNV or Purchasers if the Closing has not occurred on or before June 30, 1998, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate such agreements to perform any of its obligations required to be performed by it at or prior to the Closing pursuant to the terms hereof or thereof, provided that in the event the Board of Directors of FTNV, in order to properly discharge its fiduciary duties to its shareholders, recommends to such shareholders an unsolicited, third party offer which it believes to be of greater value to its shareholders than the offer of Purchasers set forth herein and therein, FTNV may terminate such documents and the transactions contemplated hereby and thereby.

         In the event of termination and abandonment by FTNV or the Purchasers, or both, pursuant to this Section 9.3, written notice thereof shall be given to the other party. Notwithstanding any such termination, (i) the confidentiality provisions of Section 4.4 shall continue in full force and effect and (ii) nothing herein shall relieve any party from liability from any willful breach hereof.

         9.4. Amendments, Supplements, etc. At any time before or after approval and adoption by the shareholders of FTNV, this Agreement may be amended in matters of form, or supplemented by additional agreements, articles or certificates, as may be determined in the judgment of the Board of Directors of FTNV or Purchasers to be necessary, desirable, or expedient to clarify the intention of the parties hereto, or to effect or facilitate the official approval and consummation of the purchase of the Purchaser Shares provided for herein, in accordance with the purpose and intent of this Agreement.

     9.5.  Waiver.  At any time prior to the Closing Date,  any party hereto may
(i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein. Any such extension of waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         9.6. Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the purchase of the Purchaser Shares is consummated.

         9.7. Survival. The representations and warranties made in this Agreement shall survive the Closing Date and remain in full force and effect for a period equal to the later of four (4) years after the Closing Date or the termination of all liabilities and obligations of FTI to Nalco FT, Inc. under Sections 2.02(b), 2.02(c) and 10.04 of the Purchase and Sale Agreement and the Purchaser Note, as defined in Section 2.02(b) of the Purchase and Sale Agreement (collectively, the "Purchaser Obligations") (except for the representations and warranties of FTNV under Sections 3.7 and 3.19 of this Agreement, which shall remain in full force and effect until the expiration of any applicable statute of limitations), and the corresponding obligation to indemnify under Article V shall expire at such time, except with respect to a claim that has been properly made prior thereto pursuant to such Article V.

         9.8. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be sent by an overnight courier service that provides proof of receipt, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to FTNV:

         Charles W. Grinnell, Esq.
         Fuel Tech, Inc.
         100 Atlantic Street
         Suite 703
         Stamford, CT 06901-3522
         Telephone:        (203) 363-7105
         Facsimile:        (203) 363-7108

         with a copy to:

         Kenneth Rosh, Esq.
         Fried, Frank, Harris, Shriver & Jacobson
         One New York Plaza
         New York, NY 10004
         Telephone:        (212) 859-8000
         Facsimile:        (212) 859-4000

         if to Purchasers:

         [Names of Purchasers listed in the signature page hereto] c/o American Bailey Corporation
         Attention:        Guy Heckman and Nolan Schwartz
         Financial Centre
         695 East Main Street
         Stamford, CT 06901
         Telephone:        (203) 348-8700
         Facsimile:        (203) 967-3877

         with a copy to,

         Thomas J. Freed, Esq.
         Cummings and Lockwood
         Four Stamford Plaza
         107 Elm Street
         P.O. Box 120
         Stamford, CT 06904-0120
         Telephone:        (203) 327-1700
         Facsimile:        (203) 351-4535

         9.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

         9.11. Interpretation. The parties hereto acknowledge that certain matters set forth in the Disclosure Schedules are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement and that disclosure of such matters shall not be taken as an admission by the Company that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall be disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement.

         9.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Connecticut applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Connecticut state or federal court.

         9.13. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         9.13. Entire Agreement. This Agreement (including the Exhibits and Schedules), together with the Purchase and Sale Agreement (including the Exhibits and Schedules thereto) and the Purchaser Ancillary Documents and the Seller Ancillary Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and, supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof

         9.15. Execution of Counterparts. For the convenience of the parties and to facilitate filing, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, this Agreement has been signed by the Managing Directors of Fuel-Tech N V. and each of the Purchasers, respectively, all as of the day and year first above written.

                                             FUEL-TECH N.V.
                                                  /s/
                                             ---------------------------------
                                             By:
                                             Title: a Managing Director

                                             PURCHASERS:

                                             /s/ RALPH E. BAILEY
                                             ---------------------------------
                                             Ralph E. Bailey

                                             /s/ DOUGLAS G. BAILEY
                                             ---------------------------------
                                             Douglas G. Bailey

                                             /s/ NOLAN R. SCHWARTZ
                                             ---------------------------------
                                             Nolan R. Schwartz

                                             /s/ GUY C. HECKMAN
                                             ---------------------------------
                                             Guy C. Heckman

                                             /s/ J. WILLIAM DRAKE
                                             ---------------------------------
                                             J. William Drake

                                             /s/ ROBERT M. DAVENPORT
                                             ---------------------------------
                                             Robert M. Davenport

                                             /s/ BETSY S. KENYON
                                             ---------------------------------
                                             Betsy S. Kenyon

                                             /s/ LINDSAY G. MORTNER
                                             ---------------------------------
                                             Lindsay G. Mortner

                                             /s/ JAMES G. HANNOOSH
                                             ---------------------------------
                                             James G. Hannoosh

                                             /s/ GENEVE E. HENDRICKS
                                             ---------------------------------
                                             Geneve E. Hendricks